As filed with the Securities and Exchange Commission on July 28, 1997
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                              --------------------
                          THE SOLOMON-PAGE GROUP, LTD.
             (Exact name of Registrant as specified in its charter)


            DELAWARE                                       51-0353012
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or Organization)                        Identification No.)


                           1140 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
   (Address, including zip code, of Registrant's principal executive offices)

                          THE SOLOMON-PAGE GROUP, LTD.
                          1993 LONG TERM INCENTIVE PLAN
                        1995 DIRECTORS' STOCK OPTION PLAN
                             1996 STOCK OPTION PLAN
                            (Full title of the Plans)

                          ---------------------------

      LLOYD SOLOMON, VICE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                          THE SOLOMON-PAGE GROUP, LTD.
                           1140 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 764-9200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          ---------------------------

                                    COPY TO:
                              DAVID J. ADLER, ESQ.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 753-7200

                          ---------------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================

                                                            Proposed                   Proposed
   Title of each                                             maximum                    maximum
      class of                   Amount                      offering                  aggregate                 Amount of
  Securities to be               to be                        price                     offering                registration
     registered                registered                   per share                     price                     fee
-------------------      --------------------          ---------------------     ----------------------      -------------------
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.001 per
share                        1,500,000(1)                   $2.9375(2)                $4,406,250               $1,335.23
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.001 per
share                          100,000(1)                   $2.9375(2)                  $293,750                  $89.02
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.001 per
share                        1,000,000(1)                   $2.9375(2)                $2,937,500                 $890.15
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                          $2,314.40
===================================================================================================================================

(1) Pursuant to Rule 416, the registration statement also covers such indeterminate additional shares of Common Stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the 1993 Long Term Incentive Plan, the 1995 Directors' Stock Option Plan and the 1996 Stock Option Plan.
(2) Calculated in accordance with Rule 457(h) on the basis of the per share average of high and low sales prices of the Common Stock on the Nasdaq SmallCap Market on July 24, 1997 ($2.9375).

                   SUBJECT TO COMPLETION, DATED JULY 28, 1997


PROSPECTUS

                                1,162,000 SHARES

                          THE SOLOMON-PAGE GROUP, LTD.
                           Common Stock ($.001 value)

         This Prospectus relates to the reoffer and resale by certain selling stockholders (the "Selling Stockholders") who may be deemed to be "affiliates" of the Company, as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of shares (the "Shares") of Common Stock, $.001 par value per share (the "Common Stock"), of The Solomon-Page Group, Ltd. (the "Company") that may be issued by the Company to the Selling Stockholders upon the exercise of outstanding stock options granted under (i) the Company's 1993 Long Term Incentive Plan (the "Long Term Incentive Plan"),
(ii) the Company's 1995 Directors' Stock Option Plan (the "Directors' Plan") and
(iii) the 1996 Stock Option Plan (the "1996 Plan" and together with the Long Term Incentive Plan and the Directors' Plan, the "Plans"). This Prospectus also relates to the reoffer and resale of Shares to be acquired upon exercise of stock options that may be granted to individuals who may be deemed to be "affiliates" of the Company (collectively, the "Future Selling Stockholders") upon the exercise of outstanding stock options to be granted under the Long Term Incentive Plan, the Directors' Plan and the 1996 Plan. If and when such options are granted to the Future Selling Stockholders, the Company intends to distribute a Prospectus Supplement as required by Rule 424(b) of the Securities Act. Such Prospectus Supplement will specify the names of the Future Selling Stockholders and the amount of Shares to be reoffered and sold by them.

         The offer and sale of the Shares to the Selling Stockholders and the Future Selling Stockholders were previously registered under the Securities Act. The Shares are being reoffered and resold for the accounts of the Selling Stockholders and the Future Selling Stockholders and the Company will not receive any of the proceeds from the resale of the Shares.

         The Selling Stockholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions on the Nasdaq SmallCap Market, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this Prospectus.

         AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 6 HEREOF.

         The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "SOLP." On July 24, 1997, the last sale price for the Common Stock, as reported on Nasdaq SmallCap Market, was $2.9375.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
              BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



                  The date of this Prospectus is July 28, 1997.

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                                TABLE OF CONTENTS




AVAILABLE INFORMATION.................................................2

GENERAL INFORMATION...................................................4

RISK FACTORS..........................................................4

USE OF PROCEEDS.......................................................8

SELLING STOCKHOLDERS..................................................8

PLAN OF DISTRIBUTION..................................................8

LEGAL MATTERS.........................................................9

EXPERTS  .............................................................9

ADDITIONAL INFORMATION................................................9

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-KSB for the year ended September 30, 1996 and the Company's Quarterly Reports on Form 10-QSB for the quarters ended December 31, 1996 and March 31, 1997 are incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

         The Company's  Application  for  Registration of its Common Stock under
Section 12(g) of the Exchange Act filed on October 21, 1994, is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to The Solomon-Page Group, Ltd., 1140 Avenue of the Americas, New York, New York 10036, Attention: Eric M. Davis, Secretary. Oral requests should be directed to such officer (telephone number (212) 764-9200).


                          ---------------------------

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                               GENERAL INFORMATION

         The  Company's   business  is  organized  into  two  primary  operating
divisions: executive search and contingency recruitment as well as interim staffing and consulting. The executive search and contingency recruitment division provides full time placement services in the fields of capital markets, accounting and finance, fashion services, information technology, human resources, publishing and new media and legal and managed health care. The interim staffing and consulting division provides services to all companies seeking personnel in the information technology and accounting areas.

         The Company's principal executive offices are located at 1140 Avenue of the Americas, New York, New York 10036. The Company's telephone number at such location is (212) 764-9200.

         The Shares offered hereby were or will be purchased by the Selling Stockholders or the Future Selling Stockholders upon exercise of options granted to them under the Plans and will be sold for the accounts of the Selling Stockholders and the Future Selling Stockholders.

                                  RISK FACTORS

         THE   SECURITIES   OFFERED  HEREBY  INVOLVE  A  HIGH  DEGREE  OF  RISK.
PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT DECISION.

INTENSE COMPETITION. Competition in the recruitment and placement, personnel consulting and temporary personnel industries is intense. The Company is in competition with numerous firms, many of which have far greater financial resources and more extensive industry relationships than the Company. In addition, many of such organizations have longer operating histories, which may afford these firms significant advantages in obtaining future clients, arranging financing and attracting skilled personnel. The Company competes on the basis of client service and responsiveness. There can be no assurance that this strategy can continue to be successfully implemented.

SIGNIFICANT DEPENDENCE ON MAJOR CUSTOMER; POTENTIAL ADVERSE EFFECT OF LOSS OF MAJOR CUSTOMER OR CUSTOMERS. Fifteen percent of the Company's revenues for Fiscal 1996 came from, and a significant portion of the Company's resources have been devoted to, its largest customer, AT&T Corp. The loss of this customer or a substantial reduction in its hiring activities through the Company would have a material adverse effect on the Company's financial performance. In addition, the cessation of business or the takeover of, or the termination of the employees who have a strong relationship with the Company by this customer could also adversely affect the Company's financial performance. Further, there is no assurance that the Company will not continue to be dependent upon one or a small number of major customers for a significant portion of its revenues and earnings.

DEPENDENCE ON KEY PERSONNEL. The Company's operations are dependent upon the continued efforts of senior management. While the Company has entered into employment agreements with Herbert Solomon, Lloyd Solomon and Scott Page, the Company's principal executive officers, the Company does not have non-competition agreements or other restrictive covenants in any employment agreements with any of its [other] officers or key employees. Should any of the members of the Company's senior management be unable or unwilling to continue in their present roles or should such persons determine to enter into competition with the Company, the Company's prospects could be adversely affected.

DEPENDENCE ON RECRUITMENT AND PLACEMENT COUNSELORS. The Company's revenues and future success also are materially dependent on the skills of the Company's recruitment and placement counselors in attracting clients, matching their needs to appropriate candidates in each recruiting opportunity and in establishing successful long-term relationships with such clients. The failure to attract and retain qualified recruitment and placement counselors, or the failure of recruitment and placement counselors to effectively perform these tasks, may have a material adverse effect on the Company's revenues, profitability and growth. The Company generally does not have non-competition agreements or other restrictive covenants with its recruitment and placement counselors.

         The Company often attracts qualified recruitment and placement counselors from its competitors. In several instances, these competitors have instituted or threatened to institute legal proceedings seeking to enforce non-competition agreements with, or to prevent the disclosure of trade secrets by, these recruitment and placement counselors. To date, these litigations, singly or in the aggregate, have not had a material adverse effect on the Company's financial position, results of operations or liquidity. While the Company believes that any similar future litigations will also not have any such effect, no assurance can be given in this regard.

CONTROL BY MANAGEMENT. Officers and directors of the Company, specifically, Messrs. Herbert and Lloyd Solomon, Scott Page and Eric M. Davis (the "Management Group"), own an aggregate of approximately 39.1% of the issued and outstanding shares of Common Stock. Stockholders of the Company do not have cumulative voting rights and, accordingly, each stockholder is entitled to cast one vote per share held on all matters submitted to a vote of stockholders, including the election of directors. As a result, the Management Group has effective control over the Company. Moreover, such effective control could serve to perpetuate current management and could make the Company less attractive to potential acquirors.

RISK OF RAPID GROWTH AND BUSINESS EXPANSION. The Company is expanding its current retained executive search, contingency recruitment and professional temporary staffing business sectors through the retention of its existing staff of experienced personnel counselors as well as the addition of new counselors with placement experience, who will complement the Company's current scope of business. Also, the Company aggressively pursues opportunities to attract highly skilled staffing industry professionals in new areas of retained executive search, contingency recruitment and professional interim staffing on an ongoing proactive basis. There can be no assurance that the Company will successively achieve its planned growth. Accomplishing the Company's planned growth will depend upon a number of factors, including the Company's ability to secure additional clients and hire and train additional recruitment and placement professionals. In addition, the Company may incur start-up, acquisition or expansion costs that represent a higher percentage of total revenues than larger or more established companies, which may adversely affect the Company's results of operations. There can be no assurance that the Company will be able to obtain additional clients and recruitment and placement counselors in the future or that the Company's strategy of increasing revenues and net income through such additions will be successful.

ECONOMIC CONDITIONS. The Company's revenues are directly dependent on the hiring activities of its clients. Under generally adverse economic conditions or if economic conditions in its clients' industries deteriorate, these clients' hiring needs may decline and this could have an adverse effect on the Company's financial performance by reducing the number of positions the Company has an opportunity to fill, forcing the Company to accept lower commissions on its placements, or both.

POSSIBLE ISSUANCE OF SUBSTANTIAL AMOUNTS OF ADDITIONAL SHARES WITHOUT STOCKHOLDER APPROVAL. The Company has an aggregate of 9,220,715 shares of Common Stock authorized but unissued and not reserved for specific purposes and an additional 5,650,000 shares of Common Stock unissued but reserved for issuance pursuant to (i) the Plans, (ii) exercise of the Company's outstanding redeemable common stock purchase warrants (the "Class A Warrants"), (iii) exercise of common stock purchase options (the "Bridge Options") and the Company's outstanding Class A Warrants and redeemable common stock purchase warrants ("the Class B Warrants" included in the Bridge Units, and (iv) the option granted to the underwriter of the Company's initial public offering (the "Unit Purchase Option"). All of such shares may be issued without any action or approval by holders of Common Stock. Although there are no other present plans, agreements, commitments or undertakings with respect to the issuance of additional shares of Common Stock, or securities convertible into any such shares by the Company, the 14,870,715 shares referred to above and any other shares issued would further dilute the percentage ownership of the Company held by the public stockholders.

POSSIBLE ISSUANCE OF PREFERRED STOCK AND SUPERIOR RIGHTS OF PREFERRED STOCK; POTENTIAL ADVERSE EFFECT ON HOLDERS OF COMMON STOCK. The Company is authorized to issue up to 2,000,000 shares of Preferred Stock, upon terms to be fixed by the Company's Board of Directors with preferential voting, dividend or other rights. The Company presently has no issued and outstanding shares of Preferred Stock. While the Company has no present plans to issue any shares of Preferred Stock, the issuance of Preferred Stock and without action or approval by holders of Common Stock could have an adverse affect on the holders of Common Stock.

CERTAIN ANTI-TAKEOVER EFFECTS. The Company's Certificate of Incorporation and By-Laws include provisions that may delay, discourage or prevent a change of control of the Company. These provisions include a Board of Directors consisting of three classes, Board of Directors authorization to issue preferred stock in one or more series with such rights, obligations and preferences as the Board of Directors may provide and provisions in the employment agreements with the Company's three executive officers that require substantial payments to such officers in the event of a change in control (as defined) of the Company.
Section 203 of the Delaware General Corporation Law, which prohibits business combination transactions with certain stockholders for a period of three years after the person becomes such a stockholder without prescribed approval may also delay, discourage or prevent a change of control of the Company.

SHARES ELIGIBLE FOR FUTURE SALE. All of the shares of the Company's Common Stock owned by non-public stockholders are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"), and may only be sold pursuant to a registered offering or in accordance with applicable exemptions from the registration requirements of the Act. Rule 144 provides for the sale of limited quantities of restricted securities without registration under the Act. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144(k) also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. The Company is unable to predict the effect that future sales under Rule 144 may have on the then prevailing market price of Common Stock. It can be expected, however, that the sale of any substantial number of shares of Common Stock will have a depressive effect on the market price of the Common Stock. As of the date of this Prospectus, all restricted securities issued by the Company are eligible for resale under Rule 144. Any such sale, particularly if large in volume, could have a material adverse effect on the market for and price of shares of Common stock.

EFFECT OF WARRANTS AND UNIT PURCHASE OPTION ON THE MARKET FOR COMMON STOCK. The Warrants and the Unit Purchase Option are exercisable until October 20, 1999 Prospectus at an exercise price of $4.50 per Class A Warrant, $6.00 per Class B Warrant and $6.60 per Unit Purchase Option. For the life of the Warrants and the Unit Purchase Option, the holders thereof will be given the opportunity to profit from a rise in the market price of the Common Stock and the Units with a resulting dilution in the interest of the Company's other shareholders. The terms on which the Company could obtain additional capital during the life of the Warrants and the Unit Purchase Option may be adversely affected because the holders of the Warrants and the Unit Purchase Option might be expected to exercise them if the Company were able to obtain any needed additional capital in a new offering of securities at a price greater than the exercise price of the Warrants or the Unit Purchase Option.

NO DIVIDENDS. The Company has not declared or paid and does not anticipate declaring or paying in the foreseeable future, any cash dividends on its Common Stock. The Company's ability to pay dividends is dependent upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent factors, and is subject to the discretion of the Board of Directors. Accordingly, there can be no assurance that any dividends will ever be paid on the Common Stock.

EXERCISE OF WARRANTS MAY HAVE DILUTIVE EFFECT ON MARKET. The Warrants provide, during their term, an opportunity for the holder to profit from a rise in the market price, of which there is no assurance, with resulting dilution in the ownership interest in the Company held by the then present stockholders. Holders of the Warrants mostly likely would exercise the Warrants and purchase the underlying Common Stock at a time when the Company may be able to obtain capital by a new offering of securities on terms more favorable than those provided by such Warrants, in which event the terms on which the Company may be able to obtain additional capital would be affected adversely.

"PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF SECURITIES. The Securities and Exchange Commission ("Commission") has adopted regulations that generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As the securities offered hereby are currently authorized for quotation on the Nasdaq SmallCap Market, they are exempt from the "penny stock" regulations. If such securities are for any reason no longer authorized for quotation on the Nasdaq SmallCap Market or on another securities exchange or automated quotation system referred to in the penny stock regulations, the Company's securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers of Common Stock to resell the Common Stock in the secondary market.


                                 USE OF PROCEEDS

         The Company will receive the exercise price of the options when exercised by the holders thereof. Such proceeds will be used for working capital purposes by the Company. The Company will not receive any of the proceeds from the reoffer and resale of the Shares by the Selling Stockholders and the Future Selling Stockholders.

                              SELLING STOCKHOLDERS

         This Prospectus relates to the reoffer and resale of Shares issued or that may be issued to the Selling Stockholders under the Plans.

         The following table sets forth (i) the number of shares of Common Stock beneficially owned by each Selling Stockholder at April 30, 1997, (ii) the number of Shares of Common Stock to be offered for resale by each Selling Stockholder and (iii) the number and percentage of outstanding shares of Common Stock to be held by each Selling Stockholder after completion of the offering.



                                                                                                    Number of shares of
                                                                                                       Common Stock/
                                                                                Number of          Percentage of Class to
                                                 Number of shares of          Shares to be             be Owned After
                                                Common Stock Owned at          Offered for           Completion of the
                   Name                             April 30, 1997               Resale                   Offering
----------------------------------------      ------------------------     -----------------     ------------------------

Herbert Solomon(1).........................         507,600(2)                  350,000                507,600(3)/9.9%

Lloyd Solomon(4)...........................         800,000(2)                  350,000                800,000(3)/15.6%

Scott Page(5)..............................         600,000(2)                  350,000                600,000(3)/11.7%

Eric M. Davis(6)...........................         100,000                      80,000                100,000(3)/1.9%

Edward Ehrenberg(7)........................               0                      16,000                      0(3)

Joel A. Klarreich(8).......................               0                      16,000                      0(3)



(1) Mr. H. Solomon has been Chairman of the Board of the Company since August 1990.

(2) Does not include any shares of Common Stock issuable upon exercise of options presently outstanding under the Plans.

(3)      Assumes that all shares of Common Stock offered for resale are sold.

(4) Mr. Lloyd Solomon has been the Vice Chairman of the Board and Chief Executive Officer of the Company since June 1995. Prior to his election to these positions, he had been the President or an Executive Vice President of the Company since its inception of business in 1990, when he was also elected a director.

(5) Mr. Page has been the President of the Company since June 1995. Prior to becoming President, he had been an Executive Vice President of the Company since August 1991, when he was also elected a director.

(6) Mr. Davis has been Vice President and Chief Financial Officer of the Company since February 1994, and a director since September 1994.

(7)      Mr. Ehrenberg has been a director of the Company since June 1995.

(8)      Mr. Klarreich has been a director of the Company since June 1995.

                              PLAN OF DISTRIBUTION

         It is anticipated that all of the Shares will be offered by the Selling Stockholders from time to time in the open market, either directly or through brokers or agents, or in privately negotiated transactions. The Selling Stockholders have advised the Company that they are not parties to any agreement, arrangement or understanding as to such sales.

         The Shares may be offered for the account of the Selling Stockholders and Future Selling Stockholders from time to time solely on the Nasdaq SmallCap Market, at fixed prices that may be changed or at negotiated prices. The Selling Stockholders and Future Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and Future Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         Any broker-dealer acquiring Shares from the Selling Stockholders of Future Selling Stockholders may sell the shares either directly, in its normal market- making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the Nasdaq SmallCap Market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Stockholders and any broker-dealers that act in connection with the sale of the Shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the Selling Stockholders and Future Selling Stockholders and applicable transfer taxes, are payable by the Selling Stockholders.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Messrs. Olshan Grundman Frome & Rosenzweig LLP, New York, New York.

                                     EXPERTS

         The audited financial statements of The Solomon-Page Group, Ltd. as at September 30, 1996 and 1995 and for the fiscal years then ended are incorporated herein in reliance upon the report of Moore Stephens, P.C., independent certified public accountants, and upon authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, such statement being qualified in all respects by such reference.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by The Solomon-Page Group Ltd. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and made a part hereof:

                  (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996;

                  (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended December 31, 1996 and March 31, 1997; and

                  (c) The description of the Company's securities contained in the Company's Registration Statement on Form 8-A filed on October 21, 1994.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Company maintains a directors liability insurance policy providing for $1,000,000 of coverage.

         The Company's Certificate of Incorporation and By-laws contain provisions that reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which such director would seek indemnification or similar protection.

         Such indemnification provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors. The Company believes that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the availability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits only at substantial cost to corporations have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of public companies. The Company also believes that the increased risk of personal liability without adequate insurance or other indemnity protection for its directors could result in overcautious and less effective direction and management of the Company. Although no directors have resigned or threatened to resign as a result of the limited coverage provided by the Company's liability insurance policy, it is uncertain whether the Company's directors would continue to serve in such capacities if improved protection from liability were not provided.

         The provisions affecting personal liability do not abrogate a director's fiduciary duty to the Company and its stockholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

         The provisions regarding indemnification provide, in essence, that the Company will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of the Company, including actions brought by or on behalf of the Company (stockholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud or dishonesty, for "short- swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration.

         The provisions diminish the potential rights of action that might otherwise be available to stockholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any stockholders derivative action. However, the provisions do not have the effect of limiting the right of a stockholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions as already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because of the limited coverage provided by the Company's directors liability insurance, the Company may be forced to bear a substantial portion of the cost of the director's claims for indemnification under such provisions. If the Company is forced to bear the costs for indemnification, the value of the Company stock may be adversely affected.

         Section 145 of the Delaware General Corporation Law provides as follows:

                  (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b)   A  corporation  may indemnify any person who was or is a
         party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

                  (e) Expenses (including attorney's fees) incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition or such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorney's fees) incurred by other employees and agents may be paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g)   A corporation  shall have power to purchase and maintain
         insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any such excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporations obligation to advance expenses (including attorneys' fees).

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

          EXHIBIT INDEX

          4(a)   -      The Company's  1993 Long Term  Incentive Plan (the "Long
                        Term  Incentive  Plan")  (Incorporated  by  reference to
                        Exhibit 10.2 to Registration Statement on Form SB-2, No.
                        33-81026).

         *4(b)   -      Form of option  agreement  for the Long  Term  Incentive
                        Plan.

          4(c)   -      The  Company's  1995  Directors'  Stock Option Plan (the
                        "Directors' Plan") (Incorporated by reference to Exhibit
                        99.1 to the Company's  Current  Report on Form 8-K dated
                        June 8, 1995).

         *4(d)   -      Form of option agreement for the Directors' Plan.

          4(e)   -      The  Company's  1996 Stock Option Plan (the "1996 Plan")
                        (Incorporated  by reference to the Company's  Definitive
                        Proxy  Statement  dated February 19, 1997 for its Annual
                        Meeting of Stockholders held March 31, 1997).

          *4(f)  -      Form of option agreement for the 1996 Plan

          *5     -      Opinion of Olshan Grundman Frome & Rosenzweig LLP.

         *23(a)  -      Consent of Moore Stephens, P.C., independent auditors.

         23(b)   -      Consent  of  Olshan  Grundman  Frome  &  Rosenzweig  LLP
                        (included in its opinion filed as Exhibit 5).

         24      -      Powers of Attorney  (included on signature  page to this
                        Registration Statement).

______________________
*        Filed herewith.

ITEM 9.  UNDERTAKINGS

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this
                        Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective  amendment  shall be  deemed  to be a new
                        registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange
                  Act of  1934)  that  is  incorporated  by  reference  in  this
                  Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         D. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, a copy of the registrant's latest annual report to stockholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
                  Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 28, 1997.

                                             THE SOLOMON-PAGE GROUP, LTD.


                                             By: /S/ LLOYD SOLOMON
                                                -------------------------------
                                                Lloyd Solomon, Vice Chairman of
                                                the Board and Chief Executive
                                                Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lloyd Solomon and Scott R. Page, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                              TITLE                                   DATE
                   ---------                              -----                                   ----


  /S/ HERBERT SOLOMON                             Chairman of the Board                      July 28, 1997
-----------------------------------------------
                Herbert Solomon


  /S/ LLOYD SOLOMON                               Vice Chairman of the                       July 28, 1997
-----------------------------------------------   Board, Chief Executive
                 Lloyd Solomon                    Officer (Principal
                                                  Executive Officer)


  /S/ SCOTT R. PAGE                               President and Director                     July 28, 1997
-----------------------------------------------
                 Scott R. Page


  /S/ ERIC M. DAVIS                               Vice President, Chief                      July 28, 1997
-----------------------------------------------   Financial Officer
                 Eric M. Davis                    (Principal Financial
                                                  Officer and Chief
                                                  Accounting Officer)



  /S/ EDWARD EHRENBERG                            Director                                   July 19, 1997
-----------------------------------------------
               Edward Ehrenberg



  /S/ JOEL A. KLARREICH                           Director                                   July 28, 1997
-----------------------------------------------
               Joel A. Klarreich

THE LONG TERM INCENTIVE PLAN AND THE 1996 PLAN. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Long Term Incentive Plan and the 1996 Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 28, 1997.


                                 THE SOLOMON-PAGE GROUP, LTD.
                                 1993 LONG TERM INCENTIVE PLAN
                                 1996 STOCK OPTION PLAN


                                 By:   /S/ EDWARD EHRENBERG
                                       --------------------------------
                                       Edward Ehrenberg,
                                       Member of Stock Option Committee


                                 By:   /S/ JOEL A. KLARREICH
                                       --------------------------------
                                       Joel A. Klarreich
                                       Member of the Stock Option Committee